EXHIBIT 99.1

ENGlobal Signs 5-Year Extension Agreement With Xcel Energy

HOUSTON, March 4, 2015 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, announced today the award of a new five-year Professional Services Agreement with Xcel Energy in Denver. ENGlobal's ongoing scope of work is expected to consist of engineering, design, construction management and procurement support for Xcel Energy's natural gas pipeline and facility projects in all of its operating regions.

To date, ENGlobal and Xcel Energy have successfully teamed on work that includes the 60 - mile West Main segment pipeline replacement and the 34 - mile Cherokee CACJ (Clean Air – Clean Jobs Act) pipeline. These representative major capital assignments are in addition to smaller capital and maintenance jobs having been performed on Xcel Energy's local gas transmission and distribution network. ENGlobal expects to primarily utilize its Broomfield, Colorado office in support of this work, which includes a growing staff of project execution professionals dedicated to the midstream and downstream energy sectors.

"Xcel Energy and ENGlobal have a proven history of successful collaboration – having worked well together to efficiently manage and execute a substantial capital program," said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "We would like to thank Xcel Energy for their continued confidence in our capabilities."

About Xcel Energy

Xcel Energy is a major U.S. electric and natural gas company, with annual revenues of $10.9 billion. Based in Minneapolis, Minn., Xcel Energy has regulated operations in eight Midwestern and Western states including, Colorado, Michigan, Minnesota, New Mexico, North Dakota, South Dakota, Texas and Wisconsin. Xcel Energy provides a comprehensive portfolio of energy-related products and services to approximately 3.5 million electricity customers and 1.9 million natural gas customers through four operating companies.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com